**ELECTRONIC ARTS INC.**
**LICENSE AND DISTRIBUTION AGREEMENT**

This License and Distribution Agreement (this "***Agreement***") is entered into as of October 1, 2007 (the "***Effective Date***") by and between ELECTRONIC ARTS INC., a Delaware corporation with its principal offices at 209 Redwood Shores Parkway, Redwood City, CA 94065 ("***EA***") and QMOTIONS, INC., a California corporation with its principal offices at 871 Marlborough Avenue, Riverside, California 92507 ("***Distributor***").

**RECITALS**

A. EA designs, develops, publishes and distributes interactive entertainment software products.

B. Distributor desires to acquire a nonexclusive right to acquire and distribute an interactive entertainment software product developed by or on behalf of EA together with game console peripheral product distributed by Distributor, in exchange for valuable consideration, including agreement to the terms herein.

NOW, THEREFORE, the parties hereby agree as follows:

1. DEFINITIONS

1.1 "***Combined Product***" refers to combination of the Distributor Product and the EA Product as packaged and distributed by Distributor together as more specifically described in Exhibit A attached hereto.

1.2 "***EA Documentation***" means the respective user manuals, warranty information and documentation related to the EA Product in such form and format as EA may provide to Distributor from time to time.

1.3 "***EA Licensors***" mean those third parties that have an agreement with EA granting EA rights to use certain intellectual property assets in the EA Product.

1.4 "***EA Packaging***" means with respect to the EA Product the form of packaging (and related specifications) for such particular EA Product provided by EA from time to time.

1.5 "***EA Product***" refers to the designated interactive entertainment software product for the Platform set forth under the heading "*EA Product*" in Exhibit A attached hereto.

1.6 "***Distributor Product***" means the peripheral product specified in Exhibit A attached hereto which are distributed by Distributor for the Platform at Radio Shack locations in the Territory.

2. CERTAIN LICENSE RIGHTS

2.1 *License Grant*. Subject to the terms and conditions of this Agreement, EA hereby grants to Distributor a nonexclusive, nontransferable, non-sublicensable license to advertise, promote, market, sell and distribute the EA Product, EA Documentation and EA Packaging in the Territory (as described in Exhibit A) during the Term (as described in Exhibit A) together with Distributor's Product as part of the Combined Product. Distributor may not modify any of the EA Documentation, the EA Product or EA Packaging in any manner whatsoever or distribute the EA Product except as part of the Combined Product.

2.2 *License Restrictions*. Distributor will not: (i) copy, modify, disclose or distribute to any person all or any part of the Combined Product, EA Documentation, EA Product or EA Packaging, except as specifically permitted in Section 2.1 above; (ii) distribute the EA Product or Combined Product to any person, except as specifically permitted herein; (iii) disassemble, decompile or reverse engineer the EA Product, or any part thereof; (iv) modify the EA Product, EA Documentation or EA Packaging in any manner; (v) make available for use EA Product, the EA Documentation or the EA Packaging in any manner through any on-line service, or provide time

sharing of any EA Product via any means now known or later developed; (vi) authorize or knowingly permit its customers to reproduce or alter the EA Product, EA Documentation or EA Packaging; (vii) rent the EA Product; (viii) distribute or otherwise make the EA Product available for coin-operated machines; (iv) bundle the EA Product together with any software, hardware or other product of any third party; or (v) knowingly distribute the EA Product, EA Documentation or EA Packaging to any customer who infringes EA's proprietary rights in of the EA Product, EA Documentation or EA Packaging. Distributor's rights to the EA Product, EA Documentation and EA Packaging are limited to those expressly granted in this Agreement and are subject to all of the other terms and conditions of this Agreement. No provision of this Agreement is meant to preclude the sale, distribution, license or other exploitation of the EA Product, EA Documentation and/or EA Packaging by EA to any other party for sale as stand-alone products or in combination with any other product.

2.3 *Trademark License; Proprietary Notices*. Subject to EA's approval right as set forth in Section 5 below, during the term of this Agreement, EA grants Distributor a nonexclusive, nontransferable license to use, in connection with Distributor's distribution, advertisement, marketing and promotion of the Combined Product, the name "Electronic Arts," EA logos, the title of the EA Product and all other trademarks as provided by EA ("***EA Trademarks***"). Distributor will use these trademarks according to the restrictions and guidelines stated in Exhibit B. Distributor agrees to include in each copy of the EA Product incorporated into a Combined Product, and on all containers and storage media of the Combined Product: (i) all copyright notices, trademark notices, trade secret notices and other notices regarding proprietary rights included by EA in or on copies of the EA Product (including containers and storage media); and (ii) the statement that Distributor is authorized to distribute the EA Product as part of the Combined Product. If Distributor does not comply with either of the requirements of the preceding sentence, EA will have the right to immediately require Distributor to stop shipment of any Combined Product that do not bear the required notices or statement and to require Distributor to correct such Combined Product before Distributor will be authorized by EA to ship them. EA will have a right to immediate, ex parte injunctive relief to enforce this obligation and remedy.

3. ORDER PROCEDURE; PRODUCT WARRANTY

3.1 *Order*. Upon full execution of this Agreement, Distributor shall be deemed to have ordered from EA a total number of Twenty-Five Thousand (25,000) units of the EA Product. Distributor agrees that upon full execution of this Agreement, no returns of any EA Product shall be accepted by EA and all funds shall become immediately due and payable.

3.2 *Delivery; Shipment; Risk of Loss*. All EA Product provided hereunder will be delivered to Distributor at EA's warehouse facility located at 5000 Commerce Crossing Parkway, Louisville, KY 40229 no later than fourteen (14) business days following EA's receipt of Distributor's payment pursuant to Section 4.3 below.

3.3 ALL EA PRODUCT, EA DOCUMENTATION AND EA PACKAGING ARE SOLD AND PROVIDED "AS IS – WHERE IS" WITHOUT ANY WARRANTY EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Distributor acknowledges and agrees that Distributor's sole and exclusive remedy for any late delivery or failure to fulfill the quantities required herein shall be to cancel the applicable portions of such Order.

4. PAYMENTS

4.1 *Currency; Taxes*. All payments will be made in United States Dollars, and will be made without deduction or withholding. The amounts payable by Distributor hereunder do not include any foreign, national, state or local sales, use, value added, withholding or other taxes, custom duties, or similar tariffs and fees, including, any related penalties and interest. Should any such tax or levy be made, Distributor agrees to pay the tax or levy and fully indemnify EA for any claim for the tax or levy (including, any related penalties and interest). If Distributor is subject to any withholding obligation on any amounts to be paid to EA under this Agreement, Distributor agrees to increase the amount of such payments so that after such withholding obligation is met, the net amount of payment made to EA is the whole amount specified in this Agreement. Distributor is not liable for any income tax obligations

to which EA is subject. Distributor represents and warrants that all EA Product acquired hereunder are for redistribution in the ordinary course of Distributor's business, and Distributor agrees to provide EA with appropriate resale certificate numbers and other documentation satisfactory to the applicable taxing authorities to substantiate any claim of exemption from any such taxes or fees.

4.2 *Other Charges*. Distributor will pay any other charges which may be required by this Agreement within thirty (30) calendar days of the date of an invoice for the charges sent by EA to Distributor.

4.3 *Per Unit Fee*. Distributor will pay EA the Per Unit License Fee stated in Exhibit A under the heading "*Per Unit License Fees*" for each unit of the EA Product shipped by EA pursuant to this Agreement. Distributor shall remit the total amount of Per Unit License Fees to EA upon execution of the Agreement via electronic funds transfer or wire transfer as follows:

Wells Fargo Bank
ABA # 121000248
San Francisco, CA 94163
Account Name: Electronic Arts
Account Number: #4159-297027

5. MARKETING

5.1 *Conduct of Business*. Distributor will:

(a) conduct its business in a manner that reflects favorably at all times on the EA Product and the good name, goodwill and reputation of EA;

(b) avoid deceptive, misleading or unethical practices that are or might be detrimental to EA, the EA Product, or the public;

(c) make no false or misleading representation with regard to EA, or the EA Product;

(d) not publish or employ or cooperate in the publication or employment of any deceptive or misleading advertising material with regard to EA, or the EA Product;

(e) make no representations, warranties or guarantees to customers or to the trade with respect to the specifications, features or capabilities of EA Product that are inconsistent with the EA Product warranties and disclaimers included in the EA Documentation user documentation; and

(f) comply with all applicable international, national, state, regional, and local laws and regulations, including but not limited to export laws and regulations, in performing its duties hereunder and in any of its dealings with respect to EA Product.

5.2 *Initial Product Approval*. Distributor will not commence production nor allow any third-party manufacturer to commence production of any Combined Product that has not been approved by EA. Prior to Distributor's commencement of production of any Combined Product, Distributor shall submit a sample of such finished Combined Product, including the final exterior packaging, to EA for approval. EA has the right to disapprove the submitted Combined Product in the event that it does not satisfy the requirements of this Agreement or is not of the same quality or does not meet the same standards as other EA products. EA will use reasonable efforts to give Distributor notice that it has approved or disapproved the submitted item within fifteen (15) calendar days after it is submitted by Distributor. Distributor acknowledges that no action or inaction by EA other than express written approval will constitute approval of any Combined Product and that any failure by EA to expressly approve a submitted item within the fifteen (15) day period will be deemed to be a disapproval.

5.3 *Marketing Material Approval*. Distributor will not distribute any marketing material that has not been approved by EA. In order to receive approval of any item from EA, Distributor will submit to EA a sample of the finished marketing material. (Distributor will submit multiple samples to EA (as requested by EA) if the item of marketing material must be approved by an EA Licensor.) EA has the right to disapprove the submitted marketing material in the event that it does not satisfy the requirements of this Agreement or is not of the same quality or does not meet the same standards as other EA marketing materials, or if the use of certain intellectual property contained in the marketing material is not in compliance with any applicable agreement between EA and any EA Licensor. EA will use reasonable efforts to give Distributor notice that it has approved or disapproved the submitted item within fifteen (15) calendar days after it is submitted by Distributor. Distributor acknowledges that no action or inaction by EA other than express written approval will constitute approval of any marketing material and that any failure by EA to expressly approve a submitted item within the fifteen (15) day period will be deemed to be a disapproval. EA's approval of any marketing material shall cover the item submitted to EA only for use in the manner and context intended by Distributor at the time of its submission (as communicated to EA at the time of submission). Any use of a previously approved item of marketing material in a manner or context that is different from that communicated to EA at the time such item was originally approved, will be subject to additional approval by EA in accordance with this Section.

5.4 *Know How and Experience*. Distributor represents and warrants to EA that it has the know-how and experience to market and distribute the Combined Product and that the marketing and distribution of the EA Product will be in accordance with generally accepted industry standards.

6. CUSTOMER WARRANTY AND SUPPORT

Except as limited elsewhere in this Agreement, EA will be responsible for providing product support to end-users solely for EA Product. EA will provide such support in accordance with its then standard user support policies for the applicable EA Product.

7. OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS

7.1 *Definition of Intellectual Property Rights*. As used in this Agreement, "Intellectual Property Rights" means patent rights, copyright (including, for example, rights in audiovisual works and moral rights), trade secrets, know-how, trademarks, service marks, trade names, rights in registrations and applications for any of those rights, rights in trade dress and packaging and other intellectual property rights recognized by the law of each applicable jurisdiction.

7.2 *Ownership of Intellectual Property Rights of EA Product*. As between EA and Distributor, EA owns all rights in and to the EA Product, EA Documentation the EA Packaging, any and all modifications, enhancements and derivative works of the EA Product, EA Documentation or EA Packaging and the Intellectual Property Rights embodied in and related to the EA Product, EA Documentation and the EA Packaging. In the event that EA grants Distributor the right to modify any EA Product, EA Documentation or EA Packaging, the product of that modification will be the sole and exclusive property of EA, subject to the rights granted to the Distributor in this Agreement.

7.3 *Ownership of Intellectual Property Rights of Distributor Product.* As between EA and Distributor, Distributor owns or has validly licensed all rights in and to the Distributor Product and the Intellectual Property rights embodied in and related to the distributor Product. Distributor acknowledges that it is solely responsible for separately procuring any necessary rights from any third party for use of any other Intellectual Property that may be incorporated into the Distributor Product or Combined Product and further, that Distributor is solely responsible for any fees and expenses related to such third party Intellectual Property. Distributor represents and warrants to EA that as of the Effective Date, it has obtained all necessary rights and licenses in order to manufacture, assemble market and distribute the Distributor Product and Combined Product.

7.4 *Ownership of Trademarks, Logos, and Copyrights*. Distributor has paid no consideration for the

use any trademark, service mark, domain name, tradename owned or licensed by EA Trademarks, and nothing contained in this Agreement nor the use by Distributor will give Distributor any interest in any such EA Trademarks. Distributor agrees that it will not at any time during or after the term of this Agreement assert or claim any interest in or do anything which may adversely affect the validity or enforceability of any EA Trademarks. Distributor will not register, seek to register, or cause to be registered any EA Trademarks or copyrights to EA Product, EA Documentation or EA Packaging (or any portion of any of the forgoing), nor shall Distributor adopt and use any trademark, service mark, domain name or trade name that might be confusingly similar to any of the EA Trademarks. Distributor will assist EA, if requested by EA and at EA's expense, in obtaining registration of EA's trademarks or copyrights in any of the Territories. Distributor further agrees not to affix any EA Trademarks to products other than the EA Product.

8. INDEMNIFICATION OF THIRD PARTY CLAIMS

8.1 *Notification of Infringement*. Distributor agrees to notify EA of all known or suspected breaches of EA's Intellectual Property Rights in the EA Product that come to Distributor's attention. EA reserves the sole and exclusive right at its discretion to assert claims against third parties for infringement or misappropriation of its Intellectual Property Rights in the EA Product

8.2 *Third Party Claims*. Each party agrees to give the other prompt written notice of any legal proceeding instituted or claim or demand asserted by any third party of which it becomes aware with respect to infringement of such party's Intellectual Property Rights or that constitutes a misappropriation of any trade secret or any act of unfair competition which is alleged to result from the manufacture, marketing or distribution of the EA Product (each a "***Third Party Claim***").

8.3 *Indemnification by EA*. EA will indemnify Distributor against any Third Party Claim that the EA Product, EA Documentation or EA Packaging infringes a United States copyright. This obligation will be subject to the following terms and conditions:

(a) Distributor must give EA prompt written notice of the infringement claim when Distributor learns of the claim;

(b) Distributor must grant EA, in writing, exclusive control over the defense and settlement of the claim;

(c) Distributor must give EA reasonable assistance in the defense and settlement of the claim, as requested by EA (all of Distributor's out-of-pocket expenses in giving assistance will be paid by EA);

(d) This obligation will cover the EA Product, EA Documentation and EA Packaging only in the precise form as shipped to Distributor by EA and will not cover any correction, modification, improvement, enhancement or addition to any EA Product made by anyone other than EA, whether with or without authorization;

(e) This obligation will not cover any claim that any EA Product, EA Documentation or EA Packaging infringes any third party's rights as used in combination with any hardware or software not supplied by EA if that claim could have been avoided by the use of that EA Product in combination with other hardware or software; and

(f) If an infringement claim is asserted, or if EA reasonably believes one likely, EA will have the right, but not the obligation to suspend the licenses granted to Distributor in this Agreement and either: (i) procure a license from the person(s) claiming or likely to claim infringement; (ii) modify the EA Product, EA Documentation or EA Packaging to avoid the claim of infringement and provide Distributor at EA's cost with replacement copies of the EA Product, EA Documentation or EA Packaging, as appropriate, equal to the number of copies of such EA Product, EA Documentation or EA Packaging then in Distributor's inventory; or (c) terminate this Agreement in whole. If EA

modifies any EA Product, EA Documentation or EA Packaging to avoid a claim of infringement, EA will have no obligation to indemnify Distributor with respect to unmodified EA Product, EA Documentation or EA Packaging used or distributed by Distributor after EA has communicated in writing the modification to Distributor and provided the Distributor with replacement copies of such EA Product, EA Documentation or EA Packaging as set forth above in this subsection (vi). THE FOREGOING STATES EA'S EXCLUSIVE AND ENTIRE OBLIGATION WITH RESPECT TO ANY CLAIMS OF INFRINGEMENT OF PROPRIETARY RIGHTS OF ANY KIND.

8.4 *Indemnification by Distributor*. Distributor will indemnify EA against any Third Party Claim arising out of Distributor's manufacture, assembly, marketing, sale and/or distribution of the Combination Product or other activities in furtherance thereof (except for those claims that EA has agreed to provide indemnification in Section 8.3 above). This obligation will be subject to the following terms and conditions:

(a) EA must give Distributor prompt written notice of the infringement claim when EA learns of the claim;

(b) EA must grant Distributor, in writing, exclusive control over defense and settlement of the claim; and

(c) EA must give Distributor reasonable assistance in the defense and settlement of the claim, as requested by Distributor (all of EA's out-of-pocket expenses in giving assistance will be paid by Distributor).

8.5 *Limitation of Liability*. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 8.3 ABOVE WITH RESPECT TO THIRD PARTY INFRINGEMENT CLAIMS, THE LIABILITY OF EA, IF ANY, FOR DAMAGES UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL AMOUNTS PAID BY DISTRIBUTOR FOR THE EA PRODUCT. EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 8.3 AND 8.4 ABOVE, OR CLAIMS BASED UPON A BREACH OF CONFIDENTIALITY OBLIGATIONS IN SECTION 10, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR THE LOSS OF ANTICIPATED PROFITS ARISING FROM ANY BREACH OF THIS AGREEMENT EVEN IF THE OTHER PARTY IS NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF WHETHER ANY REMEDY SET FORTH HEREIN FAILS OF ITS ESSENTIAL PURPOSE.

9. DURATION AND TERMINATION OF AGREEMENT

9.1 *Term*. This Agreement will continue until the expiration date stated in Exhibit A, and will then expire automatically on that date unless renewed by Distributor and EA by mutual written consent.

9.2 *Termination for Breach*. Either party may terminate this Agreement at any time after thirty (30) days prior written notice to the other party if:

(a) the other party is in breach or default of any provision of this Agreement; and such breach or default has a material adverse effect on the rights or obligations of the other party (the parties agree that any default in payment will be considered to have a material adverse effect on the party that is owed payment); and

(b) the breach or default is not cured within the thirty (30)-day notice period.

9.3 *Sell-Off*. Distributor agrees that in case of expiration or termination of this Agreement all Distributor's rights to distribute Combined Product will cease as of the date of such expiration or termination; except that, EA agrees that in the event of the expiration of this Agreement according to Section 9.1 or the termination of this Agreement by Distributor according to Section 9.2, for three hundred sixty-five (365) days after the date of expiration or termination Distributor may sell any Combined Product in Distributor's finished-goods inventory, subject to the application of 9.6 below.

9.4 *Waiver of Damages*. Neither EA nor Distributor has any expectation that its business relationship with the other will continue beyond the expiration date of this Agreement or its earlier termination as expressly provided for in this Agreement, or that either party will obtain any anticipated amount of profits by virtue of this Agreement. A PARTY WHO TERMINATES, OR DOES NOT RENEW, THIS AGREEMENT IN ACCORDANCE WITH THE EXPRESS PROVISIONS OF THIS AGREEMENT SHALL NOT BE LIABLE TO THE OTHER FOR DAMAGES OF ANY KIND INCLUDING WITHOUT LIMITATION, INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES ON ACCOUNT OF SUCH TERMINATION OR NON-RENEWAL OF THIS AGREEMENT.

9.5 *Survival of Certain Obligations*. EA's rights and Distributor's obligations under Sections 2.3, 4, 7, 8, 9, 10 and 11 (and any term used herein necessary for the interpretation of any of the forgoing surviving provisions) shall survive any termination or expiration of this Agreement.

9.6 *Reservation of Rights*. EA reserves the right to terminate this Agreement with respect to any EA Product in the event any EA Licensor associated with such EA Product requests EA to withdraw such EA Product from the terms of this Agreement. In such event, and upon EA's written notification, Distributor agrees to immediately remove such EA Product from Distributor's available inventory. Distributor may fulfill any orders for such EA Product placed by customers prior to such notification, and EA agrees to repurchase any units of such EA Product remaining in Distributor's inventory as a result of such termination.

10. CONFIDENTIAL INFORMATION

10.1 *Definition of Confidential Information*. As used in this Agreement, "Confidential Information" means information or materials disclosed by one party (the "***Disclosing Party***") to the other party (the "***Receiving Party***") in the course of the performance of the parties' obligations under this Agreement that is described by one of the following: (a) information concerning the Disclosing Party's financing, financial status, research and development, technology, proposed new products, marketing plans and pricing; (b) the terms of this Agreement (including those set forth on Exhibit A); (c) pricing, sales and revenue data and forecasts; or (d) any information (i) designated in writing by the Disclosing Party as confidential or proprietary; (ii) disclosed orally by the Disclosing Party and designated to be confidential or propriety at the time of disclosure and subsequently reduced to a writing designating such information as confidential or proprietary that is delivered to Receiving Party within 10 days of such disclosure; or, (iii) that, even if not so designated as provided in (i) and (ii), given the nature of the information or the circumstances surrounding it disclosure, would lead a reasonable person (after attributing the relevant level of knowledge of the interactive entertainment software industry possessed by the applicable recipient(s) of the Receiving Party of such information) to conclude that such information is confidential or proprietary. Information or materials that otherwise fall within the ambit of the definition of Confidential Information above will nevertheless not be considered "Confidential Information" to the extent that any such information or materials: (i) becomes known to the general public, without fault or breach on the part of the Receiving Party (or any of its agents); (ii) is customarily provided to others by the Disclosing Party without restriction on disclosure; (iii) is received by the Receiving Party from a third party without breach of a nondisclosure obligation and without restriction on disclosure; (iv) was in the possession of the Receiving Party prior to disclosure by the Disclosing Party; or (v) is independently developed by the Receiving Party's personnel having no access to similar confidential information obtained from the Disclosing Party.

10.2 *Nondisclosure*. Each party agrees to use all commercially reasonable efforts, and at least the same degree of care that it uses to protect its own confidential information of like importance, to prevent unauthorized dissemination, use and disclosure of the other party's Confidential Information for a period of four (4) years from the disclosure of applicable Confidential Information. The Receiving Party agrees that it will not use in any way for its own benefit or the benefit of any third party, nor disclose to any third party, any Confidential Information without the prior written consent of the Disclosing Party, for the applicable four (4) year period as provided in the preceding sentence.

11. GENERAL PROVISIONS

11.1 *Authority*. Each party represents and warrants to the other that it has the requisite power and authority to enter into and carry out the terms of this Agreement.

11.2 *Governing Law; Jurisdiction*. This Agreement will be deemed entered into in San Mateo County, California and will be governed by and interpreted in accordance with the substantive laws of the State of California. The parties agree that any dispute arising under this Agreement will be resolved in the state or federal courts within the Northern District of California and Distributor expressly consents to jurisdiction therein.

11.3 *Paragraph Headings and Interpretation*. The paragraph headings contained in this Agreement are for reference only and shall not be considered as substantive parts of this Agreement. The use of the singular or plural form shall include the other form and use of the masculine, feminine, or neuter gender shall include the other genders.

11.4 *Legal Fees*. In the event any litigation or arbitration proceeding is brought by either party in connection with this Agreement, the prevailing party will be entitled to recover from the other party all the costs, legal fees and other expenses incurred by such prevailing party in the litigation or arbitration preceding.

11.4 *Entire Agreement*. This Agreement and Exhibit A constitute the entire agreement between the parties pertaining to the subject matter hereof, and any and all written or oral agreements previously existing between the parties are expressly canceled and superseded. Distributor acknowledges that it is not entering into this Agreement on the basis of any representations not expressly contained herein.

11.5 *Force Majeure*. Neither party will be deemed in default of this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, shortages of material or supplies or any other cause reasonably beyond the control of such party ("***Force Majeure***"), provided that such party gives the other party written notice thereof promptly and, in any event, within fifteen (15) calendar days of discovery thereof, and uses its diligent, good faith efforts to cure the breach. In the event of such a Force Majeure, the time for performance or cure will be extended for a period equal to the duration of the Force Majeure but not in excess of six (6) months.

11.6 *Assignment*. This Agreement shall not be assignable by either party, in whole or in part without the written consent of the other, which consent will not be unreasonably withheld. However, either party may assign this Agreement to a subsidiary or entity controlled by or under common control with such party.

11.7 *Amendment; Waiver*. Any provision of this Agreement can only be amended or waived by a written document signed by both EA and Distributor. The waiver by either party of a default or breach by the other party will not be considered a waiver of subsequent defaults of the same or different kind.

11.8 *Notices*. All notices and statements hereunder required to be given to EA shall be sent to EA at its address stated at the beginning of this Agreement, to the attention of EA's Director of Licensing and all notices to Distributor shall be sent to Distributor at its address stated at the beginning of this Agreement, to the attention of Distributor's President. Notices are deemed to be received by the addressee of the notice on the earlier of the date the notice is actually delivered to the addressee and: (i) ten (10) days after the notice is sent by first class mail; (ii) the next business day after the notice is sent by confirmed fax transmission; or (iii) on the date of guaranteed delivery if the notice is sent by recognized international express courier.

11.9 *Relationship of the Parties*. Distributor's relationship with EA during the term of this Agreement shall be that of an independent contractor. Distributor shall not have, and shall not represent that it has, any power, right or authority to bind EA, or to assume or create any obligation or responsibility, express or implied, on behalf of EA or in EA's name, except as herein expressly provided. Nothing stated in this Agreement will be construed as implying that Distributor and EA are partners or as creating the relationships of employer/employee,

franchisor/franchisee, or principal/agent between the parties. Distributor shall not, without EA's prior written consent, register as EA's Distributor or agent in the Territory.

11.10 *Unenforceability*. If any provision or provisions of this Agreement are held by a court or arbitrator of competent jurisdiction to be unenforceable, each such provision shall be given effect according to its intent to the maximum extent that it is legally enforceable. The unenforceability of any provision of this Agreement will not affect the enforceability or interpretation of any other provision.

IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the Effective Date.

| ELECTRONIC ARTS INC. | QMOTIONS, INC. |
|---|---|
| By: Michelle Weaver | By: [signature] |
| Name: Michelle Weaver | Name: Amro Albanna |
| Title: VP | Title: CEO |
| Date: 10/9/07 | Date: 10-2-07 |

**EXHIBIT A**

***Territory:***

North America

***EA Product:***

EA SPORTS BIG SSX3 on Sony PlayStation 2 ("Platform")

***Distributor Product:***

QMotion Xboard for the Sony PlayStation 2

***Combined Product:***

A product consisting of the Distributor Product sold with and promoted in conjunction with the EA Product.

***Per Unit License Fees:***

| *Title* | *No. of Units* | *Per Unit License Fee* | *Total* |
|---|---|---|---|
| EA SPORTS BIG SSX3 | 25,000 | $15.00 | $375,000.00 |

***Distributor's Marketing Commencement Deadline:***

Holiday, 2007

***Expiration Date of this Agreement:***

Two (2) years from the Effective Date

***EA Licensors:***

| *EA Product* | *EA Licensor* |
|---|---|
| EA SPORTS BIG SSX3 | Not Applicable |
| | |

**EXHIBIT B**

***EA TRADEMARKS AND LEGAL NOTICES***:

EA SPORTS BIG™ SSX3
SSX™

***RESTRICTIONS ON USE***:

Distributor shall not reproduce or use (or authorize the reproduction or use of) any EA Trademark, or any other trademark, service mark, service name, trade name, designation or logo of EA, in any manner whatsoever other than as expressly authorized by this Agreement. Furthermore, except as authorized hereunder, Distributor shall not reproduce or use any service mark, service name, trade name, trademark, designation or logo confusingly similar to any of the EA Trademarks or any other trademark, service mark, service name, trade name, designation or logo of EA.

Distributor shall mark each use of an EA Trademark with either the superscript ® symbol or the superscript ™ symbol as set forth above adjacent to such EA Trademark. EA may at any time, and from time to time, amend this Exhibit B.

Distributor shall further cause any document, packaging, advertisement, or other material to contain the EA Trademarks listed above, the legal notices set forth above or such other legends as EA may provide from time to time.

Distributor shall also take such other steps as may reasonably be requested by EA to evidence EA's ownership and license to Distributor of any of the EA Trademarks, including, without limitation, execution of registered user agreements if required by applicable law.